CODE OF ETHICS

January 2005

Managers Investment Group LLC

Chicago Office:

333 W. Wacker Drive

Suite 1200

Chicago, IL 60606

Norwalk Office:

800 Connecticut Avenue

Norwalk, CT 06854

Philadelphia Office:

Eight Tower Bridge

161 Washington Street, Suite 1600

Conshohocken, PA 19428

San Francisco Office:

333 Market Street

Suite 2600

San Francisco, CA 94105

MANAGERS INVESTMENT GROUP LLC

*****

CODE OF ETHICS

Table of Contents

I.	Introduction	1

II.	Personal Trading Policies Applicable to All Employees	2
	Definitions	2
	Pre-Approval Requirements	2
	Pre-Clearance Procedures	3
	Prohibited Purchases and Sales	4
	Personal Trading Activity	5
	IPO’s and Private Placements	5
	Discretionary Managed Accounts	6
	Quarterly Personal Securities Transactions Reports	7
	Initial and Annual Holdings Report	7
	Sanctions for Personal Trading Violations	7

III.	Insider Trading	7
	Material Non-Public Information	8
	Investment Information Relating to Clients is Inside Information	9
	Sanctions & Penalties	9
	AMG Insider Trading Policy	9

IV.	Information Barriers: Sharing or Using Investment-Related Information	10

V.	General Business Conduct – Conflicts of Interest Avoidance	11
	Gifts & Gratuities	11
	Outside Activities	12

VI.	Annual Review of Code of Ethics	12

VII.	Annual Acknowledgement of Code of Ethics	12

Exhibits

Exhibit A –	Code of Ethics Acknowledgement Form
Exhibit B –	Quarterly Personal Securities Transactions Form
Exhibit C –	Initial and Annual Holdings Report
Exhibit D –	Personal Trading Special Request Form
Exhibit E –	Pre-Approval Form

Appendix A – Legal and Statutory References

Appendix B – AMG Affiliated Mutual Funds

MANAGERS INVESTMENT GROUP LLC

CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics is intended to assist all Employees of Managers Investment Group LLC1 (“Managers”) in meeting the high ethical standards we follow in conducting our business. One of our most important assets is our reputation for integrity and professionalism. The responsibility for maintaining that reputation rests with each Managers Employee. This shared commitment underlies our success as individuals and as a business.

The Code of Ethics contains procedural requirements that you must follow to meet certain regulatory and legal requirements. Our procedures:

•	Address trading restrictions applicable to personal investments.

•	Define “non-public information” and set forth the parameters for appropriate use of this information. You are prohibited from engaging in securities transactions based on “inside information” or disseminating inside information to others who might use that knowledge to trade securities. You must also follow the procedures we have established for “information barriers” (Chinese Walls), which govern the dissemination of information outside of Managers.

•	Require of Employees the utmost confidentiality and the use of firm assets only for legitimate business purposes, and not for personal gain. You and members of your family also may not accept any benefit from a client or person who does business with us except for normal business courtesies, such a non-cash gifts of nominal value.

Managers expects all Employees to conduct themselves in an ethical manner and consistent with general fiduciary and legal obligations. As a “fiduciary”, we owe our clients a duty of care, loyalty, honesty, good faith, and fair dealing to act in the best interests of our clients. Thus, we must place the interests of our clients first at all times. As a fiduciary, you are also required to comply with federal securities laws as applicable to you and Managers.

If any Employee becomes aware of any violations of this Code of Ethics , the Employee must report such instance(s) promptly to a Compliance Officer. Any questions regarding this Code of Ethics should be referred to a member of Compliance.

[1]	For purposes of this Code of Ethics, Managers Investment Group LLC includes Managers Distributors, Inc.

II.	PERSONAL TRADING POLICIES APPLICABLE TO ALL EMPLOYEES

All Employees are subject to the following policies governing personal securities transactions, which are monitored by Compliance.2 Failure to comply with any of the procedures may result in serious consequences, including termination of employment and other sanctions.

a) Definitions

“ATB Trade” refers to an “Across-the-Board” Trade across the accounts for an advisor to which Managers provides trading services.

“Clients” refers to accounts for which Managers provides trading services.

“Model Portfolio” refers to a Model Portfolio managed by an advisor to which Managers provides trading services.

“Beneficial Ownership” shall have the same meaning as that set forth in Rule 16a-1(a)(2) under the Securities Exchange Act. Generally, to have beneficial ownership, a person must have a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. Accordingly, a director, trustee, officer, employee, agent or consultant of Managers may be deemed to have beneficial ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations or other arrangements.

b) Pre-Approval Requirements

Pre-Approval is required for most personal securities transactions. All Employees are required to pre-clear their personal securities transactions prior to execution for all transactions in Individual Stocks, Bonds, Options, Convertibles, Warrants, Rights, and Closed-End Funds. Pre-Approval is only good for the date approved.

Pre-Approval is also Required for any “Sale” of an AMG Affiliated Mutual Fund within 30 Days After Purchase, with consideration given to all relevant circumstances, including the frequency with which the Employee engages in similar transactions, the appearance of conflict of interest, and the Employee’s proposed use of the proceeds (i.e., purchase of a home or car, or payment of educational or medical expenses). Any profit realized on a transaction effected without prior approval shall be disgorged to the American Cancer Society. Please refer to Appendix B for a complete list of AMG affiliated mutual funds as of the date of this Code. The most current listing will be maintained on the compliance section of the Company’s intranet (“ManagersNet”) ManagersNet.

Pre-Approval is not required for: Direct Obligations of the U.S. Government, Bankers’ Acceptances, Municipal Bonds, Bank Certificates of Deposit, Commercial Paper, Repurchase Agreements, Shares of Open-End Mutual Funds (other than a sale of an AMG affiliated mutual fund within 30 days after purchase), Money Market Funds, Exchange Traded Funds, Variable

[2]	For purposes of this Code of Ethics, Managers has deemed all Employees as Access Persons as defined by Rule 204A-1(e)(1) under the Investment Advisers Act.

Insurance Contracts (Annuities), Unit Investment Trusts, Interests in 529 Plans, and transactions effected pursuant to an Automatic Investment Plan.3

Pre-Approval is required for every transaction that occurs in your own account, for any account in which you have direct or indirect beneficial ownership, and for any account over which you have direct or indirect influence or control (i.e., immediate family).

Note: For purposes of these procedures, “immediate family” includes your spouse, dependent relatives, trustee and custodial accounts, or any other account in which the Employee has a financial interest or over which the Employee has investment discretion. The term family member also includes any unrelated individual whose investments are controlled by you or to whose financial support you materially contribute.

Special Additional Restrictions for Employees Who Have Access to Subadvisor Trading Information and for Employees of 333 Global Advisers

Notwithstanding the restrictions and requirements enumerated throughout this Code, employees who have access to subadvisor trading information and employees of 333 Global Advisers are subject to additional restrictions as set forth as follows:

•	Employees who have access to historical, daily Subadvisor trading information are prohibited from Purchasing or Selling a security that a Subadvisor has traded for any Managers Mutual Fund during the three (3) business days immediately preceding the date that trading data is received by Managers. Any profit realized on a personal transaction effected during this time period shall be disgorged to the American Cancer Society.

•	Employees of 333 Global Advisers and any other Employee as may be deemed appropriate by a Compliance Officer from time to time, shall be prohibited from trading a security until Compliance (i) confirms with the appropriate 333 Global Advisers’ portfolio manager that the security is not under consideration for trading (ii) confirms that clients do not have a pending “buy” or “sell” order in that same security (until that order is executed or withdrawn) and (iii) otherwise determines that such proposed transaction would not be inconsistent with this Code.

c) Pre-Approval Procedures

i)	Pre-Approval Form

Employees may obtain written approval for personal securities transactions using the Personal Securities Transactions Approval Form (“Pre-Approval Form”) posted on the Compliance section of ManagersNet, a copy of which is attached to this Code as Exhibit E. Employees shall

[3]	However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan must be pre-approved.

submit the completed Pre-Approval Form for approval to the Compliance Officer in their respective office.

In no instance shall an Employee place a personal trade for his or her account without first obtaining approval.

ii)	CTI iTrade – Personal Trading Pre-Approval System

Employees may also use Managers’ Personal Trading Pre-Approval System (CTI iTrade), to the extent the system is available, to obtain pre-approval of all personal trades. CTI iTrade is accessible through ManagersNet under Compliance, where Employees must submit their personal trade requests for pre-approval prior to execution of any personal transactions. The system will provide a message of whether the trade has been ‘Approved’ or ‘Denied’.

If an Employee should experience any trouble or technical difficulties using CTI iTrade, or if an Employee is out of the office with no access to CTI iTrade, the Employee may obtain written approval from the Compliance Officer via the Pre-Approval Form posted on the ManagersNet.

Employee trade approval requests will be either approved or denied based on Managers trading activity for advisors that Managers services or for Managers itself. If an Employee wishes to Purchase or Sell a security that is not part of an ATB Trade (i.e., Model or Non-Model Portfolio holdings), approval will be granted only after all new accounts have been invested and all account rebalances have been completed for that day. This restriction typically only provides a small window for Employees at the end of the trading day, and in some cases, client account volume does not allow any time and prohibits Employee trading entirely. For example, if all client orders have not been completed for that day, then the Employee may not Buy or Sell the security that day. If an Employee did not receive pre-approval to trade that day, then the Employee may try again the next day (subject to the pre-approval requirements as stated herein) by submitting a Pre-Approval Form to the Compliance Officer or by trying CTI iTrade at the end of the day.

d) Prohibited Purchases and Sales

No Employee may Purchase or Sell any security that is part of an ATB Trade for any product that is supported by the Managers trading desk. ATB Trades are divided into two categories as it relates to this restriction:

i)	ATB Trades Processed by Managers’ Trading Desk (i.e., trades for Rorer). In these cases, Employees are prohibited from trading in that security for the duration of the ATB Trade and 7 calendar days following the completion of the trade. For example, if an ATB Trade is completed today (Day 0), an Employee may not Purchase or Sell that security until 7 calendar days later (Day 8), subject to the pre-approval requirements in items c and d above.

ii)

ATB Trades Processed by AMG Affiliates For Which Managers’ Trading Desk Invests New Accounts and Rebalances Accounts (i.e., other AMG Affiliates). In these cases, Employees are prohibited from trading in that security until 14 calendar days following the day that Managers is notified by the Affiliate of a change to their portfolio holdings. For example, if an Affiliate notifies Managers that XYZ will be added to their portfolio holdings for new accounts today (Day 0), an Employee may not Purchase or Sell that security until 14 calendar days later (Day 15), subject to the pre-clearance requirements in items c and d above. This 14-day period is designed to ensure that Managers’ Employees are not trading in a security while an Affiliate is conducting an ATB Trade for client accounts.

Special Requests. Only under special circumstances will Managers allow an Employee to sell his/her security holding that is otherwise prohibited under this policy (i.e., estate liquidation, home purchase, or other hardship). “Special Requests” must be submitted via a Personal Trading – Special Request Form and require written approval from the Compliance Officer.

(See Exhibit D).

e) Personal Trading Activity

Apart from the specific rules stated above, all Purchases and Sales should be arranged in a manner as to avoid not only actual improprieties but also the appearance of impropriety, and avoid any conflict with clients in order to implement the intent of this policy. Personal trading activity must not be timed to precede orders placed for any client. Additionally, trading activity must not be excessive so as to conflict with your time spent in fulfilling your daily job responsibilities.

In an effort to avoid any appearances of front-running or other impermissible conduct, the Compliance Officers will periodically review employee trades to determine whether Managers traded within the 7 calendar day period following an Employee trade. In the event that Managers traded within the 7 calendar day period following an Employee trade, the Compliance Officer will consider all relevant facts and circumstances of such employee trade (which considerations may include how many Managers’ client accounts traded in that security, the degree of conflict of interest, the degree of personal benefit to the Employee, whether the employee had any knowledge of the client account(s) trading in such security, whether there is any pattern of trading by such employee that appears to be in violation of the letter or intent of this Code, or any other relevant facts), and if necessary will discuss such employee trade with the Managing Partners. Upon consideration of these and any other appropriate factors, a Compliance Officer or any Managing Partner will have the discretion to require any such employee trade to be reversed and any profits of such trade to be donated to the American Cancer Society, and to apply any sanction that is deemed appropriate.

f) IPO’s and Private Placements

No Employee may acquire securities in an Initial Public Offering or Private Placement without the prior written approval from Compliance. Private Placements include: Limited Partnerships, Hedge Funds, Private Equity Partnerships and Venture Capital Funds. A Sale of securities offered in an IPO also requires pre-approval. Approval must be submitted via a Personal Securities Transactions Approval Form (See Exhibit E).

g) Discretionary Managed Accounts

Employees are permitted to invest through a discretionary Separate Managed Account (i.e., an account where someone other than the Employee has investment discretion) only under the following conditions:

i)	The Employee must provide Compliance with a copy of the investment management agreement;

ii)	The Employee must report account statements each quarter; and

iii)	The Employee’s financial advisor must provide Compliance with a signed quarterly compliance letter indicating, in relevant part, that the financial advisor has not asked for or received from the Employee any trading recommendations, instructions, suggestion or ideas (with the exception of year end tax selling); and the Employee did not veto, approve, or have prior notice of any transactions in the account.

h) Quarterly Personal Securities Transactions Reports

Employees are required to complete a Quarterly Personal Securities Transactions Report, which is provided and reviewed by Compliance each quarter. Employees must also submit all of their quarterly brokerage statements for ALL brokerage accounts maintained by them and their immediate families (including account statements for any AMG Affiliated Mutual Funds). This report must be submitted to Compliance no later than 30 calendar days after the close of the calendar quarter. The report requires Employees to indicate any new brokerage account(s) that they or their immediate families opened or closed during each calendar quarter. All quarterly transactions reports and brokerage statements will be reviewed and maintained by Compliance for all brokerage accounts maintained by Employees and their immediate families. (See Exhibit B.)

i) Initial and Annual Holdings Report

All new Employees are required to disclose their personal securities holdings promptly upon commencement of employment (including holdings of accounts where the Employee has a direct or indirect beneficial ownership such as Related Accounts and AMG Affiliated Mutual Funds), and on an annual basis thereafter. The Employee must provide Compliance with his/her most current brokerage statements for all brokerage accounts no later than 10 calendar days after commencement of employment or of year-end in the case of annual holdings reports. “Current” means as of a date no more than 45 days prior to the Employee’s hire date. New Employees must complete an Initial Holdings Report and acknowledge that they have read and understand the provisions of Managers’ Code of Ethics. (See Exhibit C.) All Employees will also be required to complete an Annual Holdings Report each year (See Exhibit C).

j) Sanctions for Personal Trading Violations

If Compliance determines that a violation of these trading policies has occurred, they shall promptly notify a Managing Partner. Depending on the severity of the violation, such sanctions, as determined to be appropriate by Managers, may be imposed, which may include any or all of the following:

Warning (verbal or written);

Reprimand;

Reassignment of duties;

Suspension of activities (e.g., your ability to trade for personal accounts);

Require the Employee to sell the security in question and disgorge all profits to a charity;

Require the trade to be broken (if not too late);

Monetary action (e.g., including a reduction in salary or bonus);

Suspension or termination of employment; or

A combination of the foregoing.

III.	INSIDER TRADING

Federal and state securities laws prohibit both Managers and you from engaging in securities transactions for yourself or for others based on “inside information.” These laws also prohibit you from disseminating inside information to others who may use that knowledge to trade securities (so-called “tipping”). These prohibitions apply to all Employees and extend to activities within and outside of your duties at Managers.

a) Material Non-Public Information

It is the policy of Managers to forbid any of its Employees, while in possession of material, non-public information, from trading securities or recommending transactions, either personally or on behalf of others (including private accounts), or communicating material, non-public information to others in violation of the federal securities laws.

Information is defined as “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, disclosure of this information would have a substantial effect on the price of a company’s securities. Material information can relate to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

“Material” information may also relate to the market for a company’s securities. Information about significant trades to be effected for Managers’ client accounts may in some contexts be deemed as material inside information. This knowledge can be used to take advantage of price movements in the market that may be caused by Managers’ buying or selling of specific securities for its clients. Material nonpublic information also relates to Managers’ securities recommendations and client securities holdings and transactions.

Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public (i.e., press release or newspaper article).

Any Employee who believes that he/she has come into possession of material, non-public information about a certain company should immediately contact Compliance and refrain from disclosing the information to anyone else. Compliance will review the information and consult with outside counsel, if necessary, to determine whether the information is material and non-public. If deemed necessary, Managers will place that company on a “Restricted List” in order to prohibit trading (personal or for clients) in any security of the company. (This list is highly confidential and may only be disseminated to certain individuals which Compliance deems appropriate.)

b) Investment Information Relating to Clients is Inside Information

In the course of your employment, you may learn or obtain material non-public information about investment recommendations, trading, and holdings. Using or sharing this information other than in connection with the performance of your duties for Managers is considered acting on inside information and is therefore strictly prohibited. Your personal securities transactions must not be timed to precede orders placed for any advisor’s or client accounts, which could be considered as “front-running” or insider trading. Investment opportunities must be offered first to clients served by Managers before Managers or its Employees may act on them.

In addition, part of Managers’ value-added services that we provide to our brokers is providing them with a written rationale of the reasons behind our ATB client trades (sent via fax or e-mail). Because this information is nonpublic information, Managers may only provide such information AFTER the completion of an ATB Trade, and NEVER prior to or during the trade. Employees must have a strong duty of care in dealing with such information by ensuring that we carefully safeguard sensitive information.

c) Sanctions & Penalties

Trading securities while in possession of material nonpublic information or improperly communicating that information to others inside or outside Managers may expose you to stringent penalties. Regardless of whether a government inquiry occurs, Managers views any violation of these procedures seriously. Such violations may constitute grounds for immediate dismissal.

In addition, government authorities and regulatory bodies, such as the SEC, may impose penalties for violations of securities laws. These penalties may include:

Formal censure;

Monetary fines (up to $1,000,000);

Disgorgement of profits;

Suspension from securities-related activities;

Disbarment from the securities industry;

Imprisonment (up to 10 years); or

A combination of the foregoing.

d) Affiliated Managers Group (“AMG”) Insider Trading Policy

All Employees are also subject to AMG’s Insider Trading Policy, which broadly prohibits the use of material, non-public information and which also includes special procedures for personal securities transactions in AMG securities (Policy posted on ManagersNet). Employees are required to have read and understand the Policy. Below is a summary of some of the important requirements of the Policy. Please consult the Policy for the full statement of AMG’s policies and procedures in this regard.

Pre-Clearance. You (or your spouse and members of your immediate family sharing the same household) are required to pre-clear your intent to trade in AMG securities with AMG’s Clearance Officer, ~~John Kingston~~. After receiving permission to engage in a trade, you must complete your trade within 48 hours or make a new trading request.

Post-Trade Reporting. You are required to report to John Kingston any transaction in any securities of AMG by you, your spouse or any immediate family member sharing your household immediately (no later than 5:00 p.m. on the day the transaction was effected).

Prohibitions. The Policy prohibits: i) trading in AMG securities (including options, puts and calls, short sales) on the basis of material, non-public information, ii) having others trade in such securities for you while you are in possession of material, non-public information, and iii) disclosing the information to anyone else who then might trade. Information may be “material” if it relates to, among other things: expansion or curtailment of significant operations; major personnel changes; proposals involving a joint venture, merger, acquisition or divestiture; the gain or loss of important contracts; or extraordinary management developments.

Questions. You should direct all questions regarding AMG’s insider trading policy to AMG’s clearance officer, John Kingston.

IV.	INFORMATION BARRIERS: SHARING OR USING INVESTMENT-RELATED INFORMATION

Please be aware that “Information Barriers” exist between the Employees of Managers and Advisors that retain Managers’ services. These barriers are designed to prevent the dissemination or misuse of inside, confidential and proprietary information.

An Information Barrier, sometimes referred to as a “Chinese Wall”, prohibits the disclosure of non-public (i.e., inside), confidential and proprietary information that belongs to a company or its clients to others. In this context, this information may include, but is not limited to, an advisor’s investment recommendations, portfolio holdings and actual or pending Purchases or Sales of securities.

Employees are strictly prohibited from disclosing or discussing (to other AMG Affiliates or anyone outside of Managers) securities being considered for accounts of clients of Managers or any advisors to which Managers provides services. With a Chinese Wall in place, Managers will not be privy to information regarding investments being considered for purchase or sale by AMG Affiliates for which Managers provides administrative and/or account trading functions. AMG Affiliates may only make Managers aware of Affiliate trade information at the time of notifying Managers of a specific security to buy or sell for client accounts (e.g., starting of an ATB Trade). If an Employee becomes aware of any instance where confidential trade information is communicated to Managers or anyone outside of Managers, the Employee must immediately report such instance to Compliance. Employees are strictly prohibited from trading in any security in which he/she has obtained knowledge that a particular security is being considered for purchase or sale by an AMG Affiliate, their subadvisors, or other client. Using or sharing this information with anyone inside or outside of Managers (including family and friends), other than in connection with the investment of accounts of Managers or any advisors to which Managers provides services, is considered acting on inside information and is prohibited.

Failure to comply with these information barriers may result in adverse consequences for Managers, its Employees and the advisors to which Managers provides services.

Consequently, you must abide by these procedures and discuss them with Compliance if you have any questions.

V.	GENERAL BUSINESS CONDUCT – CONFLICTS OF INTEREST AVOIDANCE

Managers is committed to the highest standards of business conduct. Therefore, you must always act in the best interests of clients in order to protect the integrity of Managers. Giving or accepting gifts and gratuities in connection with your employment can raise questions about your impartiality and ethical values. To address these concerns, the procedures described below apply to the giving or accepting of gifts or gratuities in the course of your employment, and address your participation in outside activities.

a) Gifts and Gratuities

In no event should any Employee offer or accept any gift (including cash) of more than de minimis value to or from any person or entity that does business with or on behalf of Managers (i.e., broker, consultant or client). For purposes of this policy, “de minimis” shall be considered to be the annual receipt of gifts from the same source valued at $100.00 or less per individual recipient, when the gifts are in relation to Managers’ business. The purpose of this gratuity restriction is to allow only proper and customary business gifts and gratuities.

Gifts and Gratuities considered permissible include the following:

•	Occasional meals, social gatherings or meetings conducted for business purposes;

•	Tickets to regular season or other ordinary course sporting events; and

•	Gifts that are promotional in nature such as pens, umbrellas, shirts and the like which are inscribed with the giver's name or brand.

Gifts and Gratuities that would be considered not permissible are those that may give the appearance of impropriety or a quid pro quo (e.g., political contributions to government clients or prospects). Examples of non-permissible gifts or gratuities include those received from brokers to whom Managers sends discretionary brokerage, including, but not limited to:

•	Transportation expenditures, such as airfare or rental car costs, when the cost of such expenditures can be calculated and reimbursed;

•	Hotel or other lodging accommodation expenditures, when the cost of such expenditures can be calculated and reimbursed[4]; or

•	Tickets to major sporting events where the face value of the tickets exceeds the de minimis value noted above (e.g., Super Bowl tickets, US Open final round tickets, etc.).

In addition, certain sponsor/brokerage firms may have similar and/or additional restrictions and guidelines that may apply to Managers’ Employees as described in Managers’ Compliance Manual.

[4]	Exception: Certain expenses associated with AMG conferences may be covered by AMG.

b) Outside Activities

Without the prior written approval of your Compliance Officer, you may not engage in any outside business activities that may give rise to conflicts of interest or the appearance of conflicts of interest or otherwise jeopardize the integrity or reputation of Managers or any of its Affiliates. Whether a particular outside activity may be approved will depend on a variety of factors including the extent to which the proposed activity could violate any law or regulation, interfere with your responsibilities to Managers, involve prolonged absences during business hours, or activities that actually compete or give the appearance of competing with Managers’ interests. Additionally, the possibility of adverse publicity and potential liability will be weighed.

In addition, Employees may not serve on the board of directors or as an officer of any private or publicly traded company unless the appointment has been approved by Compliance and by Managers’ Executive Board. In each case, a determination will be made based on consideration of whether the service poses a conflict with the interests of Managers’ clients or business relationships.

VI.	ANNUAL REVIEW OF CODE OF ETHICS

Compliance is primarily responsible for maintaining and enforcing Managers’ Code of Ethics, including keeping copies of the Code, records of any violations of the Code, and actions taken as a result of violations. At least annually, Compliance shall report to the Executive Board regarding the following:

•	Any policy or procedural changes made to the Code of Ethics during the past year;

•	Any recommended changes to the Code of Ethics; and

•	A summary of all violations of the Code of Ethics and any sanctions imposed that occurred during the past year which required corrective action to be taken.

VII.	ANNUAL ACKNOWLEDGMENT OF CODE OF ETHICS

At least annually, Compliance will provide all Employees with a copy of this Code of Ethics, and any material amendments hereto.5 Upon receipt, Employees must acknowledge, in writing, that: (See Exhibit A)

•	they have read and understand and agree to abide by Managers’ Code of Ethics;

•	they recognize the Code applies to them and agree to comply in all respects;

•	they have reported all brokerage accounts required to be reported under the Code; and

•	they have reported all personal transactions required to be reported under the Code.

[5]	Managers also requires each Intern, Co-Op, Temp or Contract Employee (and certain Independent Contractors) to provide a signed acknowledgment of the Code of Ethics.

Exhibit A

MANAGERS INVESTMENT GROUP LLC

CODE OF ETHICS

ACKNOWLEDGEMENT

I certify that I have received, read, understand and agree to abide by Managers’ Code of Ethics. I recognize that the Policies and Procedures described herein apply to me and agree to comply in all respects. I certify that I have, to date, reported all transactions and brokerage accounts required to be reported under the Code.1 In addition, I understand that Managers will take appropriate disciplinary actions against me for violating such Policies as well as in the event of any other legal violations. Furthermore, I understand that any violation of the Code of Ethics may lead to serious sanctions, including dismissal from Managers.

Print Name

Signature	Date

[1]	Reportable accounts include any account in which you have direct or indirect beneficial ownership, or any account that you have direct or indirect influence or control over (i.e., immediate family). “Immediate family” includes, as applicable, your spouse, dependent relatives, trustee and custodial accounts, or any other account in which you have a financial interest or which you have investment discretion. A Family Member also includes any unrelated individual whose investments are controlled by you or whose financial support you materially contribute.

Exhibit B

MANAGERS INVESTMENT GROUP LLC

PERSONAL SECURITIES TRANSACTIONS REPORT

QUARTER ENDING xx, 200

Name of Individual(s)*:

Check one:

☐	I had no reportable securities transactions during this quarterly period.

☐	I had reportable securities transactions during this quarterly period that were pre-approved (do not need to list).

☐	I had the following reportable securities transactions during this quarter that were not pre-approved.

(Possible Conflict with Code of Ethics) * Also list below any transactions in AMG Affiliated Mutual Funds.*

	Date	Security	Amount	Action	Price Per Share	Brokerage Commission	Firm
[e.g.:	9/1/02	IBM	100 shs	sold	$100	$50	Paine Webber]

1.

2.

I have [OPENED / CLOSED] the following account(s) this quarter: (Please list Account Open Date, Name of Broker, Dealer or Bank, Account Name, Account Number)

I certify that the information I am providing in this Personal Securities Transactions Report is accurate and includes all transactions from all of my brokerage accounts which I am required to report under applicable personal securities transaction reporting rules, a copy of which I have received and understand. To the best of my knowledge, I have complied with the terms and spirit of those rules.

Signature:

Date:
(Please return within 30 days of quarter end)

IF FILING LATE PLEASE STATE REASON ON THE REVERSE SIDE OF THIS REPORT

Reviewed by: Date:

*	List all other persons (e.g., spouse or minor children living in your household) whose securities transactions are also reported by reason of your beneficial ownership in such securities.

Exhibit C

MANAGERS INVESTMENT GROUP LLC

CODE OF ETHICS

INITIAL and ANNUAL HOLDINGS REPORT CERTIFICATION

Hire Date:

Year ending:

Holdings as of:

ACKNOWLEDGMENT

I certify that I have received, read, understand and agree to abide by Managers’ Code of Ethics. I recognize that the Policies and Procedures described herein apply to me and agree to comply in all respects. I certify that I have reported all brokerage accounts and statements required to be reported under the Code. I also understand that Managers will take appropriate disciplinary actions against me for violating such Policies as well as in the event of any other legal violations. Furthermore, I understand that any violation of the Code of Ethics may lead to serious sanctions, including dismissal from Managers.

(Please check the appropriate box, and if applicable, please attach any statements.)

☐	Yes, at the start of my employment, I owned reportable securities (stocks, bonds, options, warrants, rights, convertibles, closed end funds, or affiliated mutual funds). I have attached the most recent quarter end statement(s).

☐	Yes, as of the year ending , I owned reportable securities (stocks, bonds, options, warrants, rights, convertibles, closed end funds or affiliated mutual funds). I have attached statements for the most recent four quarters.

☐	No, I do not own any reportable securities.

Print Name

______________
Signature	Date

Exhibit D

*****SPECIAL REQUEST*****

MANAGERS INVESTMENT GROUP LLC

PERSONAL SECURITY TRANSACTION APPROVAL

NOTE: ONLY TO BE USED FOR SPECIAL CIRCUMSTANCES.

EMPLOYEE NAME:

TYPE OF SECURITY: (check one)

STOCK	_______________

BOND	_______________

OPTION	_______________

OTHER	_________________________

NAME OF SECURITY:

CUSIP OR SYMBOL:

BUY	SELL	NUMBER OF SHARES

BROKERAGE FIRM USED

REASON FOR SALE OF A SECURITY THAT IS OTHERWISE PROHIBITED UNDER MANAGERS’ PERSONAL TRADING POLICIES:

APPROVED BY:

COMPLIANCE OFFICER:

DATE APPROVED:

APPROVAL IS REQUIRED FOR ALL INDIVIDUAL STOCK, BOND, OPTION, WARRANT, RIGHT, CONVERTIBLE AND CLOSED-END FUND TRANSACTIONS, AND IS ONLY GOOD FOR THE DATE APPROVED.

Exhibit E

MANAGERS INVESTMENT GROUP LLC

PERSONAL SECURITY TRANSACTION APPROVAL FORM

NOTE: ONLY TO BE USED IF CTI iTRADE IS INACCESSIBLE.

EMPLOYEE NAME:

TYPE OF SECURITY: (check one)

STOCK	_______________

BOND	_______________

OPTION	_______________

OTHER	_________________________

NAME OF SECURITY:

CUSIP OR SYMBOL:

BUY	SELL	NUMBER OF SHARES

BROKERAGE FIRM USED:

NOTE: PERSONAL TRANSACTIONS OF SECURITIES THAT REQUIRE PRE-APPROVAL REQUIRE THE FOLLOWING:

SIGNATURE OF THE HEAD TRADER:

TIME THE LAST CLIENT ACCOUNT TRADED FOR THE DAY:

* Completion of new account investing and account rebalances

SIGNATURE OF COMPLIANCE:

APPROVED BY:

DATE APPROVED:

APPROVAL IS REQUIRED FOR ALL INDIVIDUAL STOCK, BOND, OPTION, WARRANT, RIGHT, CONVERTIBLE AND CLOSED-END FUND TRANSACTIONS, AND IS ONLY GOOD FOR THE DATE APPROVED.

In the case of IPOs or Private Placements, the basis upon which approval is granted:

APPENDIX A

MANAGERS INVESTMENT GROUP LLC

******

CODE OF ETHICS

Legal and Statutory References

I. Fiduciary Obligations

The U.S. Supreme Court has held that Section 206 of the Investment Advisers Act imposes a fiduciary duty on investment advisors by operation of law. In the broadest sense, this requires Managers to act in a manner reasonably believed to be in the best interests of its clients.

Section 206 of the Investment Advisers Act

Section 206 of the Advisers Act (the statute’s general anti-fraud provision) prohibits an investment advisor from:

•	Employing any device, scheme or artifice to defraud any client or prospective client;

•	Engaging in a transaction, practice, or course of business that operates as a fraud or deceit upon any client or prospective client; or

•	Engaging in any act, practice, or course of business that is fraudulent, deceptive, or manipulative.

Section 206 has been interpreted broadly by the SEC in order to attack a wide range of abusive practices by investment advisors, including trading based on inside information. Section 206 is also the regulatory authority for the adoption of restrictions governing personal trading.

Section 204A of the Investment Advisers Act

Section 204A requires an investment advisor to establish, maintain and enforce a written code of ethics designed to prevent misuse of inside information by advisors, their Employees, or Affiliates through insider trading or otherwise. Section 204A requires an advisor to establish, maintain and enforce written policies and procedures “reasonably designed” to prevent the misuse of material, non-public information by the advisor or anyone associated with the advisor.

II. Rule 204A-1 of the Investment Advisers Act

A. Standards of Conduct and Compliance with Laws

Rule 204A-1(a) requires each investment advisor to establish, maintain and enforce a written code of ethics that, at a minimum, includes:

•	A standard (or standards) of business conduct that the advisor requires of its supervised persons, which standard must reflect the advisor’s fiduciary obligations and those of its supervised persons;

•	Provisions requiring the advisor’s supervised persons to comply with applicable federal securities laws;

•	Provisions that require all of the advisor’s access persons to report, and the advisor to review, their personal securities transactions and holdings periodically;

•	Provisions requiring supervised persons to report any violations of the advisor’s code of ethics promptly to the Compliance Officer or, provided the Compliance Officer also receives reports of all violations, to other persons the advisor designates in its code of ethics; and

•	Provisions requiring the advisor to provide each of its supervised persons with a copy of its code of ethics and any amendments, and requiring supervised persons to provide the advisor with a written acknowledgment of their receipt of the code and any amendments.

B. Reporting Requirements

Initial and Annual Holdings Reports

Rule 204A-1(b) requires investment advisor access persons to report their personal securities transactions and holdings. Rule 204A-1(b)(1) states that an advisor’s code of ethics must require its access persons to submit to the Compliance Officer or other persons designated in the code a report of the access person’s current securities holdings that meets the following requirements:

Content of Holdings Reports. Each holdings report must contain, at a minimum:

•	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;

•	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person’s direct or indirect benefit; and

•	The date the access person submits the report.

Timing of Holdings Reports. Access persons must each submit a holdings report:

(A)	No later than 10 days after the person becomes an access person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an access person.

(B)	At least once each 12-month period thereafter on a date the advisor selects, and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

Quarterly Transactions Reports

Rule 204A-1(b)(2) states that an advisor’s code of ethics must require access persons to submit to the Compliance Officer or other persons designated in the code quarterly securities transactions reports that meet the following requirements:

(i)	Content of Transaction Reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the access person submits the report.

(ii)	Timing of Transaction Reports. Each access person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

Exceptions From Reporting Requirements

Rule 204A-1(b)(3) states that an advisor’s code of ethics need not require an access person to submit:

•	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

•	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

•	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements held in the advisor’s records so long as the advisor receives the confirmation or statements no later than 30 days after the end of the applicable calendar quarter.

Pre-Approval of IPO’s and Limited Offerings

Rule 204A-1(c) states that an advisor’s code of ethics must require access persons to obtain the advisor’s approval before they directly or indirectly acquire beneficial ownership in any security in an initial public offering or in a limited offering. Initial public offering means an offering of securities registered under the Securities Act of 1933. Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or 4(6).

C. Books and Records Requirements

Rule 204A-2(a) requires an investment advisor to maintain:

(i)	A copy of the advisor’s code of ethics adopted and implemented pursuant to rule 204A-1 that is in effect, or at any time within the past five years was in effect;

(ii)	A record of any violation of the code of ethics, and of any action taken as a result of the violation;

(iii)	A record of all written acknowledgments as required by rule 204A-1(a)(5) for each person who is currently, or within the past five years was, a supervised person of the advisor;

(iv)	A record of each report made by an access person as required by rule 204A-1(b), including any information provided under paragraph (b)(3)(iii) of that section in lieu of such reports;

(v)	A record of the names of persons who currently, or within the past five years were, access persons of the investment advisor; and

(vi)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by access persons under rule 204A-1(c), for at least five years after the end of the fiscal year in which the approval is granted.

D. Definitions

Definition of Access Person

Rule 204A-1(e)(1)(i) defines an “access person” as any supervised person:

•	Who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

•	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

If providing investment advice is the advisor’s primary business, all of the advisor’s directors, officers and partners are presumed to be access persons.

Section 202(a)(25) defines “supervised person” as an advisor’s partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the advisor and are subject to the advisor’s supervision and control.

For purposes of this Code of Ethics, Managers has deemed all Employees to be Access Persons, including temps, co-ops, interns, and independent contract employees associated with the Chicago office.

Definition of Reportable Security

Rule 204A-1(e)(10) defines “reportable security” as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

•	Direct obligations of the Government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by open-end funds other than reportable funds; and

•	Shares issues by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Definition of Reportable Fund

Rule 204A-1(e)(9) defines a “reportable fund” as:

(i)	Any fund for which the advisor serves as an investment advisor as defined in section 2(a)(20) of the Investment Company Act of 1940; or

(ii)	Any fund whose investment advisor or principal underwriter controls the advisor, is controlled by the advisor, or is under common control with the advisor. Control has the same meaning as it does in section 2(a)(9) of the Investment Company Act.

III. Rule 17j-1 of the Investment Company Act

Rule 17j-1 of the Investment Company Act requires that all investment companies and their investment advisors and certain principal underwriters adopt a code of ethics and procedures designed to detect and prevent inappropriate personal investing. In August 1999, amendments were adopted to the rule that are designed to (1) increase the oversight role of a fund’s board of directors; (2) require that access persons provide information concerning their personal securities holdings; and (3) improve disclosure to investors concerning policies on personal investment activities.

A. Reporting Requirements

Initial Holdings Reports

Rule 17j-1(c)(4)(1)(i) requires all new access persons to disclose their personal securities holdings upon commencement of employment (including holdings of accounts where Employees have a direct or indirect beneficial ownership). Initial holdings reports must identify the title, number of shares, and principal amount with respect to each security holding. In addition, the name of any broker, dealer or bank with whom the account is maintained, and the date the reported is submitted must also be indicated on the report. These transactions must be recorded no later than 10 calendar days after the person becomes an access person (which information must be current as of a date no more than 45 days prior to the date the person becomes an access person).

Quarterly Transaction Reports

Rule 17j-1(c)(4)(1)(ii) requires access persons to submit a personal transactions report no later than 30 days after the end of each calendar quarter

Annual Holdings Reports

Rule 17j-1(c)(4)(1)(iii) requires all access persons to submit an annual holdings report reflecting holdings as of a date no more than 45 calendar days before the report is submitted (including holdings of accounts where Employees have a direct or indirect beneficial ownership). Annual holdings reports must identify the title, number of shares and principal amount with respect to each security held. In addition, the name of any broker, dealer or bank with whom the account is maintained, and the date the report is submitted must also be indicated on the report. Employees who provide monthly brokerage statements directly from their broker/dealers are deemed to have automatically complied with this requirement.

Appendix B

AMG Affiliated Mutual Funds

Updated January 2005

Mutual Funds (sponsored)	Name of Affiliate	Name of Affiliated Fund
	Friess	Brandywine Advisors Fund
Brandywine Blue Fund
Brandywine Fund

	Managers	Managers Balanced
Managers Bond
Managers Capital Appreciation
Managers Convertible Securities
Managers Emerging Markets Equity
Managers Fixed Income
Managers Global Bond
Managers High Yield
Managers Intermediate Duration Government
Managers International Equity
Managers Large-Cap
Managers 20
Managers Mid-Cap
Managers Money Market
Managers Science & Technology
Managers Short Duration Government
Managers Small Company
Managers Special Equity
Managers Total Return Bond
Managers Value
Managers Fremont Global Fund
Managers International Growth Fund
Managers Structured Core Fund
Managers Small Cap Fund
Managers Fremont Micro-Cap Fund
Managers Fremont Institutional Micro-Cap Fund
Managers Real Estate Securities Fund
Managers Fremont Bond Fund
Managers California Intermediate Tax-Free Fund
Managers Fremont Money Market Fund

Managers AMG Burridge Small Cap Growth Fund
Managers AMG Essex Aggressive Growth Fund
Managers AMG Essex Large Cap Growth Fund
Managers AMG First Quadrant Tax-Managed Equity Fund
Managers AMG Rorer Mid Cap Fund
Managers AMG Rorer Large Cap Fund
Managers AMG Systematic Value Fund

	Skyline	Special Equities Portfolio

	Third Avenue	Ofivalmo (Ofi Select - Third Avenue US Equity)
Third Avenue International Value Fund
Third Avenue Real Estate Value Fund
Third Avenue Small-Cap Value Fund
Third Avenue Value Fund
Third Avenue Variable Series Trust

	Tweedy, Browne	Tweedy, Browne American Value Fund
Tweedy, Browne Global Fund

Mutual Funds (subadvised)
	Davis Hamilton	Memorial Fund Growth Equity

	Essex	Managers AMG Essex Aggressive Growth Fund
Managers AMG Essex Large Cap Growth Fund
Managers AMG Small Cap Growth Fund
Managers Capital Appreciation Fund
Managers Special Equity Fund

	First Quadrant	Managers AMG First Quadrant Tax-Managed Equity Fund
Fremont Global Fund
Fremont Structured Core Fund
WT Investment Trust I - Large Cap Multi Manager Series

	Friess	Masters Select Equity
Masters Select Smaller Companies

	Genesis	Frank Russell Emerging Markets Fund
AB Funds Trust

	Renaissance	Atlas Strategic Growth Fund

	Rorer	Manulife MIT Core Value Trust
Managers AMG Rorer Mid Cap Fund
Managers AMG Rorer Large Cap Fund

	Skyline	Managers Special Equities Fund

	Systematic	Small Cap Multi-Managers Series/Wilmington Investment Trust
Managers AMG Systematic Value Fund
Wells Fargo Large Cap Value Fund

	Third Avenue	Aegon WRL Transamerica Series Third Ave Value
Focused Multi-Cap Value
Metlife Third Avenue Small-Cap Value
Seasons Series Trust Focus Value
Touchstone Legends Third Avenue Value Fund

	TimesSquare	Fremont U.S. Small Cap Fund
Frank Russell Equity II Fund
Frank Russell Special Growth Fund
Frank Russell Aggressive Equity Fund
AB Small Cap Fund Small Cap Growth/TimesSquare Fund, a series of CIGNA Funds Group